UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 1, 2010

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 001-16427

Georgia (State or other jurisdiction of incorporation)	37-1490331 (IRS Employer Identification No.)

601 Riverside Avenue, Jacksonville, Florida (Address of principal executive offices)	32204 (Zip Code)
Registrant’s telephone number, including area code: (904) 854-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective June 1, 2010, George P. Scanlon and Fidelity National Information Services, Inc. (the “Company”) entered into an Amend and Restated Employment Agreement (the “Amended Employment Agreement”) which amends and restates, in its entirety, the obligations of the parties under the Employment Agreement between the Company and Mr. Scanlon, dated as of May 1, 2008 as amended and restated as of September 30, 2009 (the “Prior Agreement”). The Amended Employment Agreement provides that Mr. Scanlon will no longer serve as Corporate Executive Vice President, Finance of the Company and will be employed for a term of four years as a non-executive employee of the Company. During the term of the Amended Employment Agreement, Mr. Scanlon will receive a base salary of $12,000 per year and, for 2010, will be eligible for an annual incentive bonus opportunity under the Company’s annual incentive plan, with such opportunity to be earned based upon attainment of performance objectives established by the board of directors of the Company or the compensation committee thereof. Mr. Scanlon’s target annual bonus under the annual bonus plan is 150% of $450,000, with a maximum of up to 300% of $450,000, multiplied by 50%, representing the partial year that Mr. Scanlon worked on a full time basis for the Company during 2010. Mr. Scanlon will also continue to participate in the Metavante merger synergy plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
Date: June 7, 2010	By:	/s/ James W. Woodall
		Name:	James W. Woodall
		Title:	Senior Vice President and Chief Accounting Officer